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                          MICHAEL BEST & FRIEDRICH LLP
                                   TAX OPINION



January 23, 2001


Board of Directors
United Wisconsin Services, Inc.
401 West Wisconsin Avenue
Milwaukee, WI  53203

Ladies and Gentlemen:

          You have requested our opinion with respect to certain federal income tax consequences of the acquisition by United Wisconsin Services, Inc. ("UWS") of the stock of Blue Cross & Blue Shield United of Wisconsin ("BCBSUW") from BC Holdings LLC ("BC Holdings") in exchange for 31,313,390 shares of the Common Stock of UWS and $500,000 in cash (the "Share Exchange") pursuant to the Exchange Agreement dated December 22, 2000 (the "Agreement") by and between BC Holdings and UWS as more completely described below and in the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed by UWS with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"). All capitalized terms not otherwise defined herein have the meanings set forth in the Agreement and/or the Proxy Statement/Prospectus.

                                      FACTS

          UWS is a Wisconsin corporation which, through its subsidiary corporations, provides managed health care services and employee benefit products. UWS also directly provides a wide variety of management services for its subsidiaries and for BCBSUW. As of September 30, 2000, UWS's outstanding shares of stock consisted of 16,939,682 shares of common stock, no par value per share ("UWS Common Stock"), of which 7,840,817 shares were owned by BCBSUW. UWS Common Stock is listed on the New York Stock Exchange.

          BCBSUW is a health insurer organized as a nonprofit hospital insurance service corporation pursuant to Chapter 613 of the Wisconsin Statutes. BCBSUW will be converted into a stock insurance company (the "Conversion") in accordance with the Wisconsin statutes and pursuant to orders of the Wisconsin Office of the Commissioner of Insurance.

          BC Holdings is a Wisconsin limited liability company to which all the stock of BCBSUW will be issued in the Conversion. The sole member of BC Holdings is Wisconsin United for Health Foundation, Inc.



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MICHAEL BEST & FRIEDRICH LLP
TAX OPINION
PAGE 2 OF 3


          The Agreement provides, in part, that UWS will acquire all the BCBSUW stock owned by BC Holdings (constituting all the issued and outstanding BCBSUW stock) in exchange for 31,313,390 shares of UWS Common Stock and $500,000 in cash. In connection with the Share Exchange, UWS shareholders will be entitled to exercise dissenters' rights pursuant to the conditions and limitations of the Wisconsin Business Corporation Law ("WBCL").

          The Board of Directors of UWS has determined that the Share Exchange is in the best interests of UWS and its shareholders because it will, among other things, (1) result in a combined company that will be stronger and more effective in the marketplace than either company has been separately and (2) create certain operating efficiencies.

          The Board of Directors of BC Holdings has determined that the Share Exchange is in the best interests of BC Holdings and its shareholder because it will, among other things, (1) result in BCBSUW being part of a publicly traded company, thus resulting in greater access to capital and allowing its shareholder greater liquidity and (2) create certain operating efficiencies.

                                    OPINIONS

          Based upon and subject to the foregoing, and the conditions and limitations expressed elsewhere herein, it is our opinion that:

          1. UWS will not recognize any income, gain, loss or deduction upon the issuance of its Common Stock to BC Holdings pursuant to the Share Exchange.
Section 1032 of the Internal Revenue Code of 1986, as amended (the "Code").

          2. A UWS shareholder who properly exercises dissenters' rights under the WBCL generally will recognize gain or loss equal in amount to the difference between the amount of cash received pursuant to the exercise of such rights and the adjusted tax basis in the shares tendered by the shareholder pursuant to the exercise of such rights. Section 302(b) of the Code.

          3. UWS shareholders other than BCBSUW who do not exercise dissenters' rights in connection with the Share Exchange and retain their UWS shares will not recognize any income, gain, loss or deduction solely as a result of the Share Exchange.

                       CERTAIN CONDITIONS AND LIMITATIONS

          In providing our opinions, we have assumed that the Share Exchange will be affected in the manner described in the Proxy Statement/Prospectus and in accordance with the Agreement, and that the Proxy Statement/Prospectus is accurate and complete in all material respects.

          We express no opinion with regard to (1) the federal income tax consequences of the Share Exchange not explicitly addressed by this opinion and
(2) federal, state, local or foreign



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MICHAEL BEST & FRIEDRICH LLP
TAX OPINION
PAGE 3 OF 3


taxes not specifically referred to and discussed herein. Our opinions are based on the Code, Treasury Regulations thereunder, administrative rulings and practice and court decisions as of the date hereof. All the foregoing are subject to change (which change could be retroactive), and any such change could affect the continuing validity of our opinions.

          Our opinions are not binding on the Internal Revenue Service (the "Service") and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more of our opinions or that our opinions will be upheld by the courts if challenged by the Service. Our opinions are not guarantees.

          We assume no obligation or responsibility to update or supplement our opinions to reflect any facts or circumstances that may hereafter come to our attention, any changes in laws that may hereafter occur, or to inform you of any change in circumstances occurring after the date of these opinions that would alter the opinions rendered herein.

          Our opinions are based on the documents and assumptions referred to herein, and upon certain representations made to us by UWS. If any such document, assumption or representation is inaccurate in any material respect now or at the Effective Time, any or all of our opinions may become inapplicable.

          We consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

          This opinion is solely for the benefit of the addressee hereof and may not be relied upon in any manner by any other person or entity.


                                                  Very truly yours,

                                              MICHAEL BEST & FRIEDRICH LLP